AOL TIME WARNER ANNOUNCES SENIOR MANAGEMENT SUCCESSION PLAN

       Jerry Levin Initiates Six-Month Transition to New Leadership Team,
              Will Retire in May 2002 at Company's Annual Meeting
                Richard Parsons To Become Chief Executive Officer
              Robert Pittman To Become Sole Chief Operating Officer
                      in Streamlined Management Structure
       As Active Chairman, Steve Case To Work Closely with New Management
                        Team To Execute Company Strategy


NEW YORK, December 5, 2001 -- Jerry Levin, Chief Executive Officer of AOL Time Warner, today announced a senior management succession plan for the Company and said AOL Time Warner will begin to implement a six-month transition to a new leadership team. The plan, which Mr. Levin proposed to the Board of Directors and Mr. Case endorsed, grew out of ongoing discussions with the Board over the past year on succession planning. As part of this plan, Mr. Levin announced that after long and careful consideration, he has decided to retire at the time of the Company's annual meeting in May 2002.

Under this succession plan, which calls for a new streamlined management structure effective at the Annual Meeting, Richard Parsons, Co-Chief Operating Officer, will become Chief Executive Officer of the Company, and Robert Pittman, now Co-Chief Operating Officer with Mr. Parsons, will become the sole Chief Operating Officer. Steve Case will continue to have an active role as Chairman, working closely with the top management team to help AOL Time Warner achieve its unique potential.

Mr. Levin and Mr. Case said the new management team will maintain the Company's current strategic focus on transforming the media and communications industries by creating new products and services for consumers around the world. Mr. Levin will work closely with Messrs. Case, Parsons and Pittman over the next six months to ensure a smooth and efficient transition.

Under the new management structure, Mr. Pittman will report to Mr. Parsons, as will all of Mr. Levin's current reports. All the CEOs of the Company's divisions will report to Mr. Pittman.

"An Orderly Transition to a New Era of Leadership"

Mr. Levin said, "After spending virtually my entire career at this great Company, it is obviously a major decision for me to begin this succession process. But this is a step that I have been thinking about for some time and whose time has come. Given that we are almost a full year into the merger and that an outstanding management team is now in place at the Company, I am convinced that AOL Time Warner should begin an orderly transition to a new era of leadership."

Mr. Levin added, "I have the greatest confidence in Dick Parsons' ability to lead the Company forward, coalesce its diverse interests, and work with our strategic partners to achieve our ambitious goals. At the same time, Bob Pittman is the best operating executive in the business and it makes perfect sense to expand his responsibilities to include all of the Company's day-to-day operations. Dick and Bob's new roles play to their strengths. They've worked seamlessly together in helping bring the Company to this point, and they'll continue to make a great team. They will benefit from Steve Case's vision and strategic thinking, working closely with him to take AOL Time Warner to the next level. I know that this team will lead the Company in a way that builds its value as a business and ensures that it continues to operate for the benefit of consumers and the general public around the world."

Mr. Case said, "All of us at AOL Time Warner and the industry at large owe Jerry Levin a huge debt of gratitude for his role in building this great Company. Thanks to his vision and commitment over the past three decades, AOL Time Warner today is the unchallenged world leader in the media and communications industries."

Mr. Case continued, "Part of Jerry's enormous legacy is AOL Time Warner's breadth of management talent and unmatched track record of innovation. In Dick Parsons and Bob Pittman, this Company has two of the most extraordinary business leaders to be found anywhere. They have been instrumental in pulling together the various units of our Company, streamlining our operations and pursuing many growth opportunities for the future. Dick and Bob offer us a powerful and complementary combination of intellect, business acumen and strategic perspective, and I am looking forward to working with them closely in the years ahead. Dick has exactly the right style of leadership, understanding of people, ability to build alliances and commitment to serve the public interest that is critical for the Company. And with Bob now managing the operations of the entire Company, we can accelerate our cross-division synergies and innovations. As our businesses increasingly converge, everyone on our team will focus intensely on using our extraordinary assets to create superior value for consumers, business partners, shareholders and the public at large."

Mr. Parsons added, "As the world knows, if it were not for Jerry Levin, AOL Time Warner would not be in the position it is today as the world's preeminent media and communications company. Although I will miss him deeply, I am happy for him as a friend because I know that retirement is something that he has been considering for some time. Steve, Bob and I will work hand-in-hand in a full partnership to build on Jerry's legacy. We will continue to use the unique collection of assets he assembled to dramatically enhance the lives of our customers with consistently high-quality content and services."

Mr. Pittman said, "Under Jerry Levin's stewardship, AOL Time Warner has strengthened its leadership position in each of its major businesses. With unparalleled consumer relationships, the world's most trusted media brands and news organizations and the most creative content, we're poised for continued strong growth in the years ahead. I love running a company's operations and I look forward to continuing to work with Steve Case and Dick Parsons in this new streamlined leadership structure, which will enable us to be even more nimble and efficient in a fast-moving, competitive landscape. I've worked with Jerry off and on for over a decade and his contributions to this Company and to the entire media industry are incalculable. The growth strategy that he set in motion over the past year will continue to benefit AOL Time Warner and its shareholders for years to come."

About AOL Time Warner

AOL Time Warner (NYSE:AOL) is the world's first Internet-powered media and communications company, whose industry-leading businesses include interactive services, cable systems, publishing, music, TV networks and filmed entertainment.

####

Contact Info:
Edward Adler
212-484-6630



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